UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section l3 and l5(d) of the

Securities Exchange Act of l934

August 8, 2003

Date of report (date of earliest event reported)

STANDARD PARKING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-50437	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Chicago, Illinois    60611

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

On August 8, 2003, the Registrant issued the following press release:

STANDARD PARKING CORPORATION ANNOUNCES
SECOND QUARTER 2003 RESULTS

CHICAGO, August 8, 2003 - Standard Parking Corporation, one of the nation’s largest operators of paid parking facilities, today announced second quarter 2003 operating results.

Gross profit was $14.8 million for the quarter and $28.9 million for the first half of 2003, an increase of 9.2% and 10.1% as compared to the same periods in 2002.  General and administrative expenses were $8.0 million for the quarter and $16.1 million for the first half of 2003, an increase of 6.9% and 5.9% as compared to the same periods in 2002.  Operating income was $4.0 million for the second quarter and $7.3 million for the first half of 2003, an increase of 96.5% and 55.6% over the comparable periods in 2002.

“I am obviously pleased with the terrific operating performance of our team during the second quarter and year-to-date, especially in light of the continued overall economic conditions in the United States and in the airport sector in particular,” said James A. Wilhelm, Standard Parking’s President and Chief Executive Officer.  “I am also encouraged by our unprecedented growth compared to the activity reported by our industry competitors over the same period.  I credit this success to the 12,000 parking professionals on our team who have executed a focused, disciplined business model designed to guide our firm safely, efficiently and successfully through this extremely difficult period,” Mr. Wilhelm continued.

Standard Parking Corporation, with approximately 12,000 employees, is one of the largest operators of paid parking facilities in North America, managing approximately 1,900 airport and urban parking facilities in 273 cities spanning 43 states and four Canadian provinces.

* * * * *

More information about Standard Parking is available at www.standardparking.com.  Standard Parking’s second quarter 2003 10-Q and 2002 annual report filed on Form 10-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the company’s website.  Follow the links under “About Us.”

Certain statements contained herein may be forward-looking statements under the federal securities laws.  Such statements can be identified by the use of words such as “anticipates,” “intends,” “seeks,” “believes,” “estimates,” “plans,” and “expects.”   These statements discuss expectations for the future, contain projections concerning the results of our operations or our future financial condition or state other forward-looking information.  Such statements are subject to a number of risks and uncertainties.  Our actual results, performance or achievements could differ substantially from the results expressed in, or implied by, those statements.  We assume no responsibility for revising forward-looking statements in light of future events or circumstances.

Standard Parking Corporation

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Parking services revenue:
Lease contracts	$35,891	$36,877	$71,565	$71,716
Management contracts	19,129	19,888	37,098	40,265
	55,020	56,765	108,663	111,981
Reimbursement of management contract expense	84,322	88,552	161,135	175,455
Total revenue	139,342	145,317	269,798	287,436

Cost of parking services:
Lease contracts .	32,703	32,936	65,521	64,464
Management contracts	7,500	10,262	14,196	21,222
	40,203	43,198	79,717	85,686
Reimbursed management contract expense	84,322	88,552	161,135	175,455
Total cost of parking services	124,525	131,750	240,852	261,141

Gross profit	14,817	13,567	28,946	26,295

General and administrative expenses	7,989	7,476	16,100	15,196
Special charges	248	1,243	345	1,451
Depreciation and amortization	1,850	2,073	3,740	3,482
Management fee — parent company	750	750	1,500	1,500

Operating Income	$3,980	$2,025	$7,261	$4,666

Number of facilities:
Leased facilities	294	323
Managed facilities	1,596	1,609
Total facilities	1,890	1,932

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PARKING CORPORATION

Date: August 11, 2003	By:	/s/ JAMES A. WILHELM
James A. Wilhelm, Director, President and Chief Executive Officer